EXHIBIT 11. STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                             B.M.J. Financial Corp.
              Computation of Earnings per Common Share on Primary
                            and Fully Diluted Basis

(In thousands except for number                         Three Months Ended June 30,          Six Months Ended June 30,
of shares and per share amounts)                          1995              1994              1995              1994
                                                       ----------        ----------        ----------        ----------
Net income for computation of primary
     earnings per share .......................        $    1,467        $    5,231        $    2,901        $    6,825
                                                       ==========        ==========        ==========        ==========
Weighted average outstanding common shares
     for computation of primary
     earnings per share .......................         7,600,572         7,551,250         7,599,171         7,551,250

Additional common stock equivalents ...........            96,743            41,932            90,438            31,499
                                                       ----------        ----------        ----------        ----------
Adjusted average outstanding shares for
     computation of primary earnings per share          7,697,315         7,593,182         7,689,609         7,582,749
                                                       ==========        ==========        ==========        ==========

Primary earnings per share ....................        $     0.19        $     0.69        $     0.38        $     0.90
                                                       ==========        ==========        ==========        ==========

Net income ....................................        $    1,467        $    5,231        $    2,901        $    6,825

Adjustment to interest expense for reduction of
     existing debt, net of tax effect .........                33                66                66               133
                                                       ----------        ----------        ----------        ----------
Net income, as adjusted, for computation of
     fully diluted earnings per share .........        $    1,500        $    5,297        $    2,967        $    6,958
                                                       ==========        ==========        ==========        ==========

Weighted average outstanding common shares ....         7,600,572         7,551,250         7,599,171         7,551,250

Additional shares issued assuming conversion of
     convertible capital notes and exercise
     of stock options .........................           303,631           483,001           303,282           482,970
                                                       ----------        ----------        ----------        ----------
Adjusted average outstanding shares for
     computation of fully diluted
     earnings per share .......................         7,904,203         8,034,251         7,902,453         8,034,220
                                                       ==========        ==========        ==========        ==========

Fully diluted earnings per share ..............        $     0.19        $     0.66        $     0.38        $     0.87
                                                       ==========        ==========        ==========        ==========